Patrick Industries, Inc. Completes Acquisition of Collins & Company, Inc.

ELKHART, IN - March 19, 2018 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Bristol, Indiana-based Collins & Company, Inc. (“Collins”), a distributor of appliances, trim products, fuel systems, flooring, tile, and other related building materials primarily to the recreational vehicle (“RV”) market as well as the housing and industrial markets. Collins’ full-year 2017 revenues were approximately $57 million. The total cash consideration paid was approximately $36.5 million. The Company expects the acquisition to be immediately accretive to net income per share.

“Collins’ industry reputation and innovative product offerings provide us with an opportunity to leverage our existing platform and expertise within our distribution businesses and our nationwide geographic footprint to expand our presence in the RV, housing and industrial markets, and further increase our RV content per unit,” said Todd Cleveland, Chief Executive Officer of Patrick.
“The acquisition of Collins is well-aligned with our strategic initiatives and capital allocation strategy focused on partnering with strong management teams and driving brand value within the markets we serve,” said Andy Nemeth, President of Patrick. “Consistent with previous acquisitions, we will support Collins with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”
Rich Collins, President of Collins, said, “After more than 20 years in business, Collins’ exceptional team and I are excited to partner with the Patrick organization, which shares our long-term vision to be a premier high-quality distributor to the markets we serve.”
The acquisition of Collins included the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment, and was funded under the Company’s existing credit facility. Patrick will continue to operate Collins on a stand-alone basis under its brand name in its three existing facilities.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 20 states and in China. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
Patrick Industries, Inc.
574-294-7511
kotowskj@patrickind.com